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                                                                      Exhibit EE



                                PLEDGE AGREEMENT

               PLEDGE AGREEMENT, dated as of _____, 2001 (the "Agreement"), by and between The Goldman Sachs Group, Inc., a Delaware corporation ("GS Inc."), on its behalf and on behalf of its subsidiaries and affiliates (collectively with GS Inc., and its and their predecessors and successors, the "Firm"), and [name of individual] ("Pledgor").

                                    RECITALS

               A. Covenants and IPO Pledge. In connection with Pledgor's participation in the Amended and Restated Plan of Incorporation (the "Plan") of The Goldman Sachs Group, L.P., Pledgor and GS Inc. entered into an Agreement Relating to Noncompetition and Other Covenants (the "Noncompetition Agreement"), dated as of May 7, 1999, in respect of, inter alia, Pledgor's obligations (the "Obligations") to keep information concerning the Firm confidential, not to engage in competitive activities, not to solicit the Firm's clients or employees, and to cooperate with the Firm in maintaining certain relationships following the termination of Pledgor's employment. In addition, Pledgor agreed under the Plan and the Noncompetition Agreement to certain provisions regarding arbitration, choice of law and choice of forum, injunctive relief and submission to jurisdiction with respect to the enforcement of the Obligations. Pursuant to the Noncompetition Agreement, Pledgor agreed to pay a certain amount of liquidated damages (the "Liquidated Damages") to GS Inc. in respect of any breach by Pledgor of certain of the Obligations set forth in the Noncompetition Agreement. As security for the timely payment of the Liquidated Damages, Pledgor and GS Inc. entered into a Pledge Agreement, dated as of May 7, 1999 (the "IPO Pledge Agreement"), pursuant to which Pledgor pledged to GS Inc. shares (the "IPO Pledged Shares") of common stock of GS Inc. ("Common Stock").

               B. Transfer and Pledge. Pledgor transferred (the "Transfer") on the date hereof shares of Common Stock to [name of Trust] (the "Trust"). In order to permit the Transfer, GS Inc. released the IPO Pledged Shares from the pledge imposed by the IPO Pledge Agreement. Pursuant to Section 1(c) of this Agreement, Pledgor is entering into certain covenants and agreements (the "Covenants"). As security for the timely payment of the Liquidated Damages and the full and timely performance by Pledgor of the Covenants (the "Secured Obligations"), Pledgor has agreed to pledge to GS Inc. all of his current and future beneficial ownership interests in the Trust, together with all instruments or documents evidencing such interests and, except as set forth in
Section 2(a), all distributions thereon (collectively, the "Pledged Interests").
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               NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

               1. Pledge.

               (a) As collateral security for the full and timely performance of the Secured Obligations, Pledgor hereby delivers, deposits, pledges, transfers and assigns to GS Inc., and creates for the benefit of GS Inc. a perfected first priority security interest in, the Pledged Interests and, except as set forth in
Section 2(a), all proceeds thereof (the "Collateral"). Until the termination of this Agreement, Pledgor shall have no right to substitute, withdraw, transfer or otherwise dispose of the Collateral. Pledgor agrees to execute, acknowledge, deliver or file all notices, agreements or other instruments and take all actions as GS Inc. may reasonably require in order to perfect, confirm and assure GS Inc.'s security interest in the Collateral including, without limitation, the filing of a UCC financing statement in the appropriate filing office.

               (b) Pledgor hereby represents and warrants to GS Inc. that, except for the lien and security interest granted hereby, Pledgor is the beneficial owner of all Pledged Interests free from any adverse claim, security interest, encumbrance, lien, charge, or other right or interest of any person; that, other than the Pledged Interests, the interests of the trustees of the Trust, and the interests of any contingent beneficiaries of the Trust, there are no other legal or beneficial interests in the Trust, and no rights, options, warrants or other agreements or instruments to acquire any legal or beneficial interest in the Trust; and that no person other than the trustees of the Trust possesses, directly or indirectly, any voting, economic or other interest in the Trust.

               (c) Pledgor hereby covenants and agrees with GS Inc. that until the termination or waiver of all of the Transfer Restrictions (as defined in the Shareholders' Agreement, dated as of May 7, 1999, among The Goldman Sachs Group, Inc. and the individuals listed on Appendix A thereto, as in effect from time to time):

               (i) Pledgor will not take any action which would have the effect of transferring or creating, directly or indirectly, any legal or beneficial interest in the Trust other than those permitted by the Guidelines to Documentation for U.S. Trusts of U.S. Citizens Resident in the United Kingdom, dated ____, 2001 (the "Guidelines"); and

               (ii) Pledgor will not, directly or indirectly, take any action with respect to the Pledged Interests that Pledgor would not be permitted to take if such Pledge Interests were the shares of Common Stock received by Pledgor under the Plan.

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               2. Administration of Security. The following provisions shall govern the administration of the Collateral:

               (a) So long as no Default Event (as defined below) has occurred and is continuing, Pledgor shall be entitled to receive and retain all distributions on Pledged Interests and to give consents, waivers and ratifications in respect thereof. As used herein, a "Default Event" shall mean the failure by Pledgor to make any payment of Liquidated Damages upon demand by GS Inc. therefor as provided in the Noncompetition Agreement or a breach by Pledgor of any of the Covenants.

               (b) GS Inc. and its agents (and its and their assigns) shall have no obligation in respect of the Collateral, except to hold and dispose of the same in accordance with the terms of this Agreement.

               (c) Pledgor agrees with GS Inc. that: (i) Pledgor will not, and will not purport to, grant or suffer liens or encumbrances against, or sell, transfer or dispose of, any part of the Collateral other than to or in favor of GS Inc.; (ii) GS Inc. is authorized, at any time and from time to time, to file financing statements and give notice to third parties regarding the Collateral without Pledgor's signature to the extent permitted by applicable law, to transfer all or any part of the Collateral to GS Inc.'s name or that of its nominee, and, subject to the provisions of Section 2(a), to exercise all rights as if the absolute owner thereof; and (iii) Pledgor has provided GS Inc. with Pledgor's true legal name and principal residence, and Pledgor will not change Pledgor's name without 30 days' prior written notice to GS Inc.

               (d) Subject to the earlier disposition and application of the Collateral pursuant to this Agreement following a Default Event, the Collateral shall be released from the pledge hereunder, and the lien hereby created in the Collateral shall simultaneously be released, upon the earliest to occur of (i) Pledgor's death, (ii) the expiration of the twenty-four (24) month period following Pledgor's Date of Termination (as defined in the Noncompetition Agreement), (iii) payment in cash or other satisfaction by Pledgor of all Liquidated Damages, or (iv) May 7, 2004, and all remaining Collateral shall be thereupon released from the pledge hereunder and this Agreement shall terminate. Notwithstanding the foregoing, (x) no Collateral shall be released from the pledge hereunder pursuant to this Section 2(d), if there are one or more pending disputes between Pledgor and GS Inc. as to the occurrence of a Default Event or as to the right of GS Inc. or the Firm to exercise its remedies under this Agreement or the Noncompetition Agreement, including realization against the Collateral in accordance with Section 3 hereof, and this Agreement shall not terminate until the resolution of all such disputes and (y) no Collateral shall be released prior to the expiration of the term of the Covenants.

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               (e) GS Inc. shall immediately upon request by Pledgor execute and deliver to Pledgor such instruments, deeds, transfers, assurances and agreements, in form and substance as Pledgor shall reasonably request, including the withdrawal or termination of any financing statements and amendments thereto, or the filing, withdrawal, termination or amendment of any other document required under applicable law to evidence the termination of the security interest created hereunder with respect to any interests that are released from the pledge hereunder in accordance with the provisions of this Agreement.

               3. Remedies in Case of a Default Event. If a Default Event has occurred and is continuing, GS Inc. shall have the rights and remedies of a secured party under Article 9 of the UCC. To the extent required and permitted by applicable law, GS Inc. will give Pledgor notice of the time and place of any public sale or of the time after which any private sale or other disposition of the Collateral is to be made, by sending notice at least three days before the time of sale or disposition, which Pledgor hereby agrees is reasonable. GS Inc. need not give such notice if not required by the UCC. Pledgor acknowledges the possibility that the public sale of all or a portion of the Collateral by GS Inc. may not be made without a then existing and effective registration statement under the Securities Act of 1933, as amended. Pledgor acknowledges and agrees with GS Inc. that GS Inc. has no affirmative obligation to prepare or keep effective any such registration statement and agrees that at any private sale the Collateral may be sold at a price that is less than the price which might have been obtained at a public sale or that is less than the aggregate outstanding amount of the Liquidated Damages.

               4. Pledgor's Obligations Not Affected. Except as provided in
Section 9(b), the obligations of Pledgor under this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by (a) any subordination, amendment or modification of or addition or supplement to this Agreement, the Noncompetition Agreement, the Plan or any assignment or transfer thereof; (b) any exercise or non-exercise by GS Inc. of any right, remedy, power or privilege under or in respect of this Agreement, the Noncompetition Agreement, the Plan or any waiver of any such right, remedy, power or privilege; (c) any waiver, consent, extension, indulgence or other action or inaction in respect of this Agreement, the Noncompetition Agreement, the Plan or any assignment or transfer of any thereof; (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like, of GS Inc., whether or not Pledgor shall have notice or knowledge of any of the foregoing; or (e) any other act or omission to act or delay of any kind by Pledgor, GS Inc. or any other person or any other circumstance whatsoever which might, but for the provisions of this clause (e), constitute a legal and equitable discharge of Pledgor's obligations hereunder.

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               5. Attorneys-in-Fact. Each of GS Inc. and each General Counsel of
GS Inc. from time to time, acting separately, are hereby appointed the attorneys-in-fact of Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that GS Inc. reasonably may deem necessary or advisable to accomplish the purposes hereof, which appointments as attorneys-in-fact are irrevocable as ones coupled with an interest.

               6. Termination. As and to the extent set forth in Section 2(d) hereof, this Agreement shall terminate and GS Inc. shall return to Pledgor the remaining Collateral, except as otherwise provided in such Section.

               7. Notices. All notices or other communications required or permitted to be given hereunder shall be delivered as provided in the Noncompetition Agreement.

               8. No Third Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer on any person other than the Firm and Pledgor any rights or remedies hereunder.

               9. Miscellaneous.

               (a) This Agreement, Section 8 of the Noncompetition Agreement, the Counterpart to the Shareholders' Agreement, dated the date hereof, to which the Trust is a party, the Written Consent, dated the date hereof, to which the Trust and Pledgor are parties, the Written Custody Consent, dated the date hereof, to which the Trust is a party, the Guarantee and Pledge Agreement, dated the date hereof, between GS Inc. and the Trust, and the Guidelines contain the entire understanding and agreement between Pledgor and GS Inc. with respect to the matters expressly covered therein and supersede any other agreement, written or oral, pertaining to such matters.

               (b) This Agreement may not be amended or modified other than by a written agreement executed by Pledgor and GS Inc. or its successors, nor may any provision hereof be waived other than by a writing executed by Pledgor or GS Inc. or its successors; provided, that any waiver, amendment or modification of any of the provisions of this Agreement will not be effective against the Firm without the written consent of the Chief Executive Officer of GS Inc. or its successors, or such individual's designee. Pledgor may not, directly or indirectly (including by operation of law), assign Pledgor's rights or obligations hereunder without the prior written consent of the Chief Executive Officer of GS Inc. or its successors, or such individual's designee, and any such assignment by Pledgor in violation of this Agreement shall be void. This Agreement shall be binding upon Pledgor's permitted successors and assigns. Without impairing Pledgor's obligations hereunder, GS Inc. may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such

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rights and obligations reassigned to it or to any other subsidiary or affiliate). This Agreement shall be binding upon and inure to the benefit of the Firm and its assigns.

               (c) If any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

               (d) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, AND SHALL BE SUBJECT TO THE PROVISIONS OF SECTIONS 9, 10 AND 11 OF THE NONCOMPETITION AGREEMENT.

               (e) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.


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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                            THE GOLDMAN SACHS GROUP, INC.


                                            By:________________________________



                                            ___________________________________
                                                (Name of Individual Pledgor)

                                            By:________________________________